Exhibit 21

List of Subsidiaries, as of December 5, 2008

Key Technology, Inc., an Oregon corporation (the Registrant)
•	Key Technology Holdings USA LLC, an Oregon limited liability company
•	Suplusco Holding B.V., a Netherlands corporation
•	Key Technology B.V., a Netherlands corporation
•	Key Technology AMVC LLC, an Oregon limited liability company
•	Key Technology Australia Pty Ltd.
•	Productos Key Mexicana S. de R.L. de C.V.
•	Key Technology (Shanghai) Trading Co. Ltd.
•	Key Technology Asia-Pacific Pte. Ltd.